Exhibit 10.58

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOMENTUM GENERAL PARTNERS, LLC,

a Virginia limited liability company

BY AND BETWEEN

SCG DEVELOPMENT PARTNERS, LLC,

a Delaware limited liability company

AND

COMSTOCK REDLAND ROAD III, L.C.,

a Virginia limited liability company

OCTOBER 24, 2016

ii

Exhibit	Description

A	Name, Address and Proportionate Share of Members

B	Legal Description of Property

C	Form of Capital Call Notice

D	Form of Note

E	Development Budget

F	Major Actions

G	Budget/Reports

H	Reimbursement, Assignment and Assumption Agreement

I	Development Services Agreement

Schedule	Description

12.10	Representations and Warranties of Members

LIMITED LIABILITY COMPANY AGREEMENT OF

MOMENTUM GENERAL PARTNERS, LLC,

A VIRGINIA LIMITED LIABILITY COMPANY

This Limited Liability Company Agreement of MOMENTUM GENERAL PARTNERS, LLC, a Virginia limited liability company (this “Agreement”), is made as of the 24TH day of October, 2016, by and between COMSTOCK REDLAND ROAD III, L.C., a Virginia limited liability company (the “Operating Member” or “COMSTOCK”), with a principal place of business at the address set forth in Exhibit A, and SCG DEVELOPMENT PARTNERS, LLC, a Delaware limited liability company (the “Managing Member” or “SCG”), with a principal place of business at the address set forth in Exhibit A. The Managing Member and the Operating Member, together with any such additional parties as and when admitted to the Company (as defined below) as members shall be individually a “Member” and collectively, the “Members.”

RECITALS

A.	MOMENTUM GENERAL PARTNERS, LLC, a Virginia limited liability company (the “Company”), is a to-be-formed limited liability company under the Virginia Limited Liability Company Act (as amended from time to time, the “Act”); and

B.	The Members desire to enter into an agreement to develop the Property (as defined below) in accordance with the terms of this Agreement.

C.	The Members have performed and will continue to perform services in connection with the development of the Project (as defined below).

D.	The Members intend for this Agreement to govern their relationship, and to set forth the respective roles and obligations of the parties with respect to the development activities, to establish a scope of work to be performed by the Company, and to establish an initial schedule for the performance to the scope of work.

E.	The Members now desire to set out fully their respective rights, obligations and duties regarding the Company and its assets and liabilities.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Organization. The Company will be formed by the filing of its Certificate of Formation with the Commonwealth of Virginia State Corporation Commission (“SSC”) pursuant to the Act. The Certificate of Formation, as same may be amended from time to time, is referred to herein as the “LLC Certificate.” The LLC Certificate states that the registered agent and registered office of the Company in Virginia are Stephen Wilson at 8245 Boone Blvd., Suite 640, Vienna, VA 22182.

Section 1.2 Business of the Company.

1.2.1 The business of the Company shall be to (a) act as developer to an Owner (as defined below) which Owner will: (i) acquire that certain real property consisting of approximately 41,030 square feet of land located at 16011 Redland Road in Derwood, MD, designated as Parcel D on the Residences at Shady Grove Record Plat # 24599, and more particularly described on Exhibit B (the “Property”), (ii) develop and construct upon the Property an approximately 110 unit apartment community, to be known as the Momentum at Shady Grove Metro, together with any and all related on-site and off-site improvements appurtenant thereto (collectively, the “Improvements”), (iii) own, operate, manage, maintain, market, lease, hold for long-term investment, finance, mortgage, encumber, refinance, sell, exchange, dispose of and otherwise realize the economic benefit from the Project, and (iv) conduct such other activities with respect to the Project as are necessary and/or appropriate to carry out the foregoing purposes and to do all things incidental to or in furtherance of such purposes, and (b) engage in any other lawful activity permitted by the Act.

1.2.2 The Members intend that the majority of the units of the Project will be operated and maintained as qualified low-income units under Section 42 of the Code for a period not less than the Compliance Period (as defined below) and any Extended Use Period (as defined below).

Section 1.3 Good Faith Efforts. The Managing Member and the Operating Member shall cooperate with one another in good faith to successfully consummate the Project in accordance with Good Industry Practices. Such cooperation shall include reasonable efforts to respond to one another as expeditiously as possible with regard to requests for information or approvals required hereby. With regard to materials or documents requiring the approval of one or more parties, if such materials or documents are not approved as initially submitted, then the parties shall engage in such communication as is necessary under the circumstances to resolve the issues resulting in such disapproval. A spirit of good faith and a mutual desire for the success of the Project, subject to applicable financial constraints and regulatory limitations, shall govern the parties’ relationship under this Agreement.

Section 1.4 Principal Place of Business. The principal office and place of business of the Company shall initially be 8245 Boone Blvd, Suite 640, Vienna, Virginia 22182.

Section 1.5 Qualification in Other Jurisdictions. The Operating Member shall cause the Company to be qualified or registered under applicable laws of the States of Maryland, and every other jurisdiction in which the Company transacts business and is required to register, and the Operating Member shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

Section 1.6 Term. The term of the Company commenced as of the date of the filing of the LLC Certificate with SDAT and shall continue until dissolved in accordance with the provisions of this Agreement. The term of this Agreement may be extended upon the mutual agreement of the Members. Any provisions of this Agreement that are expressly identified to survive a termination of this Agreement shall survive such termination.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions. For all purposes of this Agreement, including, without limitation, each of the Exhibits and Schedules attached hereto, the following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms except where the context requires otherwise.

“Act” is defined in Recital A.

“Adjusted Capital Account” is defined in Section 4.5.

“Agreement” is defined in the introductory statement.

“Annual Business Plan” is defined in Section 6.3.2.

“Bankruptcy” means, with reference to any Member:

(i) the entry of an order of relief (or similar court order) against such Member which authorizes a case brought under Chapter 7, 11 or 13 of Title 11 of the United States Code (or successors to such Chapters and Title) to proceed;

(ii) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceeding by such Member;

(iii) the commencement of a federal, state or foreign bankruptcy, insolvency, reorganization, arrangement or liquidation proceedings against such Member if such proceeding is not dismissed within one hundred twenty (120) days after the commencement thereof;

(iv) the entry of a court decree or court order which remains unstayed and in effect for a period of one hundred twenty (120) consecutive days:

adjudging such Member insolvent under any federal, state or foreign law relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, receivership or the like;

approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, such Member or of all, or of a substantial part, of such Member’s properties under any federal, state or foreign law relating to insolvency, reorganization, arrangement, liquidation, receivership or the like;

appointing a receiver, liquidator, assignee, trustee, conservator, or sequester (or other similar official) of such Member, or of all, or of a substantial part, of such Member’s properties; or

ordering the winding up, dissolution or liquidation of the affairs of such Member;

(v) the consent by such Member to the institution against it of any proceeding of the type described in subsection (a), (b), (c) and (d);

(vi) the consent by such Member to the appointment of a receiver, liquidator, assignee, trustee, conservator or sequester (or other similar official) of such Member, or of all, or of a substantial part, of its properties;

(vii) the making by such Member of an assignment for the benefit of creditors; or

(viii) the admission in writing by such Member of its inability to pay its debts generally as they come due.

“Business Day” means any day excluding a Saturday, Sunday, any other day during which there is no scheduled trading on the New York Stock Exchange and all other days on which the state government offices of the Commonwealth of Virginia are not open for business.

“Buy Price” is defined in Section 8.3.2(b).

“Buy/Sell Deposit” is defined in Section 8.3.3.

“Buy/Sell Election Date” is defined in Section 8.3.2(b).

“Buy/Sell Offering Notice” is defined in Section 8.3.1.

“Capital Account” is defined in Section 4.1.

“Capital Contribution” means the total value of cash and net fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown on Exhibit A, as the same may be amended from time to time. Additional Capital Contributions may be made by a Member pursuant to ARTICLE III.

“Capital Call Notice” means a written notice, substantially in the form attached as Exhibit C, requesting each Member to fund or make Additional Capital Contributions pursuant to Section 3.2.

“Closing” means the closing of the Construction Loan.

“Closing Date” is defined in Section 8.3.4.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Company” is defined in Recital A.

“Company Minimum Gain” is defined in Section 4.6.1.

“Completion” means, as to the Project, the date when:

(i) the construction of the Project is completed substantially in accordance with the Project plans and in accordance with all applicable local, state and federal laws, codes, rules, regulations and ordinances, as evidenced by (x) the issuance by the applicable governmental agency of a final certificate of occupancy (or its equivalent) permitting the occupancy of the Project without material condition or qualification; and (y) the issuance of a certificate of substantial completion on A.I.A. Form G-704 by the Architect for the Project with no material condition or qualification; and

(ii) all claims for work performed or materials provided for the construction and development of the Project have been paid in full, as evidenced by lien releases and lien waivers from all Persons providing such work or materials; provided, however, that such lien releases and lien waivers with respect to any Person shall not be required with respect to any claims made by such Person which are being contested in good faith by the Company after providing a bond or other security against liens therefor approved by the title insurance company insuring the Company or the Construction Lender.

“Compliance Period” means, with respect to the Project, the entire period during which the “compliance period” in Section 42(i)(1) of the Code shall be applicable to any building.

“Consent” means the prior written consent or approval of a Person or the act of granting such consent, as the context may require, to do the act or thing for which the consent is solicited. Except as otherwise expressly indicated, Consent shall not be unreasonably withheld, delayed or conditioned in light of the facts and circumstances.

“Construction Lender” means the lender or lenders providing the Construction Loan.

“Construction Loan” is defined in Section 3.7.1.

“Construction Loan Agreement” means the loan agreement and other loan documents evidencing and governing the Construction Loan.

“Deferred Development Fee” is that fee payable to the Managing Member or its affiliate at or before stabilization of the Project.

“Development Budget” is defined in Section 6.3.1.

“Development Services Agreement” is defined in Section 6.3.6.

“Distributions” is defined in Section 5.1.

“Economic Benefits” means all paid development fees, including any deferred development fees, Distributions to the Members after the payment of all operating expenses, proceeds from sale of Company property, and any other financial benefits from the Interest of a Member.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity.

“Event of Default” is defined in Section 11.1.

“Extended Use Period” means, with respect to the Project, the entire period during which the “compliance period” in Section 42(h)(6) of the Code shall be applicable to any building.

“Extraordinary Cash Flow” means all (a) net proceeds realized from the sale, exchange, condemnation, eminent domain taking or other disposition of a capital asset of the Company, (b) net proceeds from the dissolution, liquidation or termination of the Company (or a Member’s interest therein), and (c) all net proceeds from any borrowings or refinancings by the Company.

“Final Development Budget” means the Development Budget for the Project approved by the Construction Lender and used in connection with the funding of the Construction Loan.

“Fiscal Year” means (as applicable) (i) the period commencing on the effective date of this Agreement and ending on December 31, 2016, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Net Profits, Net Losses, and other items of Company income, gain, loss or deduction pursuant to ARTICLE IV hereof.

“GAP Contributions” is defined in Section 3.7.3.

“General Partner” shall mean a Related Party of the Company that serves as the general partner or managing member of the Owner.

“Good Industry Practices” means those practices, methods, standards and procedures as are commonly used by similar Persons engaged in providing low-income housing tax credit investment opportunities in investments similar in size and type to the Project, which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the investment in low-income housing credit facilities, with commensurate standards of, performance, dependability, efficiency and economy. Good Industry Practices are not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods or acts employed by such persons and having due regard for current editions of laws, codes and regulations.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the initial Gross Asset Value of any asset contributed to the Company shall be adjusted to equal its gross fair market value (determined by the Members) at the time of its contribution and (ii) the Gross Asset Values of all assets held by the Company shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) upon an election by the Company to revalue its property in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). The Gross Asset Value of any asset whose Gross Asset Value was adjusted pursuant to the preceding sentence thereafter shall be adjusted in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Improvements” is defined in Section 1.2.

“Initiating Member” is defined in Section 8.3.1.

“Insurance Program” is defined in Section 6.3.

“Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Operating Cash, Extraordinary Cash Flow, Distributions and capital of, and any and all management rights pertaining to, the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Act.

“Legal Successor” means the legal representative, heir, successor or assign of any Person who is legally incompetent or has died or dissolved.

“LLC Certificate” is defined in Section 1.1.

“Loan” or “Loans” means any loan or loans obtained by the Company from any Third Party, including, without limitation, the Construction Loan, the Permanent Loan, and any Loan that may refinance the Permanent Loan.

“Major Action” is defined in Section 6.4.1.

“Managing Member” means SCG Development Partners, LLC, a Delaware limited liability company, or any permitted successor or assign.

“Member” or “Members” is defined in the introductory statement.

“Member Loan” is defined in Section 3.8.

“Modified Capital Account” means, for each Member, such Member’s Capital Account balance increased by such Member’s share of Company Minimum Gain and of “partner non-recourse debt minimum gain” (as determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), respectively).

“Net Profits” and “Net Losses” mean the taxable income or loss, as the case may be, for a period as determined in accordance with Code Section 703(a) computed with the following adjustments:

items of gain, loss, and deduction shall be computed based upon the Gross Asset Values of the Company’s assets (in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(g) and 1.704-3(d) rather than upon the assets’ adjusted bases for federal income tax purposes);

any tax-exempt income received by the Company shall be included as an item of gross income;

the amount of any adjustments to the book values of any assets of the Company pursuant to Code Section 743 shall not be taken into account except to the extent required by Treasury Regulation Section 1.704-1(b)(2)(iv)(m);

any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734 as a result of a distribution other than in liquidation of a Member’s Interest in the Company or pursuant to Treasury Regulation Section 1.734-2(b)(1) shall be treated as an item of gain or loss from the disposition of the asset;

any expenditure of the Company described in Code Section 705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury Regulations under Code Section 704(b)) shall be treated as a deductible expense;

the amount of gross income and “non-recourse deductions” (as defined in Section 4.6 hereof) specifically allocated to any Members pursuant to Section 4.6 and Section 4.7 shall not be included in the computation;

the amount of any increase (or decrease) in the Gross Asset Value of an asset pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be treated as an item of revenue (or expense);

the amount of any unrealized gain (or loss) attributable to an asset distributed in kind to a Member shall be treated as an item of revenue (or expense); and

to the extent an adjustment to the Gross Asset Value of any asset of the Company pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations

Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset.

“Operating Member Buy-out” means the option described in Article XIV.

“Owner” means a limited partnership or limited liability company to be formed to be the owner of the Project.

“Partnership Agreement” means the limited partnership agreement or operating agreement of the Owner to be executed by and among a Related Party of the Company, as General Partner, and one or more other parties in connection with the formation of the Owner.

“Permanent Loan” is defined in Section 3.7.1.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Property” is defined in Section 1.2.1.

“Project” means the Property and the Improvements, which Property and Improvements shall be developed in a manner to be eligible for Tax Credits.

“Project Stabilization” means the date that the Project achieves ninety-three percent (93%) occupancy with tenants paying rent for one hundred twenty (120) days.

“Proportionate Share” means, unless and until there has been a transfer of an interest in the Company or an admission of a new Member: (i) with respect to the Managing Member, seventy-five percent (75%) and (ii) with respect to the Operating Member, twenty-five percent (25%).

“Proposed Value” is defined in Section 8.3.1.

“Purchaser” is defined in Section 8.3.3.

“Related Party” means, when used with reference to a specified Person: (i) any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person; (ii) any Person that is an officer of, partner in, or trustee of, or serves in a similar capacity with respect to the specified Person or of which the specified Person is an officer, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of, or controls, 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest (10% or more) in, the specified Person, or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities, or in which the specified Person has a substantial beneficial interest (10% or more); and (iv) any relative or spouse of the specified Person.

“Reserves” means cash set aside for capital improvements or replacements or FF&E in amounts required by any lender holding a mortgage on the Project or as otherwise approved by the Members.

“Responding Member” is defined in Section 8.3.1.

“Sale Price” is defined in Section 8.3.2(a).

“Seller” is defined in Section 8.3.3.

“Target Balance” means, for each Member at any point in time, either (i) a positive amount equal to the net amount, if any, the Member would be entitled to receive from the Company, or (ii) a negative amount equal to the net amount the Member would be required to pay or contribute to the Company, assuming, in each case, that (A) the Company sold all of its assets for an aggregate purchase price equal to their aggregate Gross Asset Value (assuming for this purpose only that the Gross Asset Value of any asset that secures a liability that is treated as “non-recourse” for purposes of Treasury Regulation Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulation Section 1.704-2(d)(2)); (B) all liabilities of the Company were paid in accordance with their terms from the amounts specified in clause (A) of this sentence; (C) any Member that was obligated to contribute any amount to the Company pursuant to this Agreement or otherwise (including the amount a Member would be obligated to pay to any third party pursuant to the terms of any liability or pursuant to any guaranty, indemnity or similar ancillary agreement or arrangement entered into in connection with any liability of the Company) contributed such amount to the Company; (D) all liabilities of the Company that were not completely repaid pursuant to clause (B) of this sentence were paid in accordance with their terms from the amounts specified in clause (C) of this sentence; and (E) the balance, if any, of any amounts held by the Company was distributed in accordance herein.

“Tax Credits” means low-income housing tax credits under Section 42 of the Code.

“Tax Return” means any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any taxes (whether or not payment is required to be made with respect to such document).

“Terminating Event” means any of the following:

For a natural person: death; any disabling mental or physical condition which prevents such person from carrying on business activities and which continues for uninterrupted period of more than six (6) months; entry of an order adjudicating such person incompetent by a court of competent jurisdiction; appointment of a conservator; or execution of a certificate diagnosing such person’s incompetency by each of such person’s physician and two additional independent consulting physicians, each licensed to practice medicine in the state of such person’s residence.

For an Entity other than a natural person: filing of a certificate of dissolution or its equivalent for any corporation; dissolution of a partnership or limited liability company; termination of a trust; distribution of a trust estate’s entire Interest in the Company; or the dissolution, termination or Bankruptcy of any other entity that is a Member, whether voluntary or involuntary; provided that a tax termination of an Entity shall not alone be a Terminating Event.

For any Member: withdrawal, resignation or Transfer in contravention of this Agreement; the Bankruptcy of any Member.

“Term Sheet” means that certain term sheet regarding the development of the Project dated June 24, 2016 between SCG Development Partners, LLC and COMSTOCK Redland Road II, L.C.

“Third Party” means any Person who is not a Member or a Related Party to any Member.

“Transfer” is defined in Section 8.1.1.

“Treasury Regulations” means the Income Tax Regulations and Procedure and Administration Regulations promulgated under the Code, as amended from time to time.

“Upfront Development Fee” means the development fee payable to the Company, Members or Related Parties, which is currently estimated to be $2,500,000, as provided herein. The Upfront Development Fee shall be shared in accordance with the Operating Member and Managing Member’s Proportionate Share, payable from capital sources (i.e. all mortgage loan financing, tax credit equity, and/or subordinate financing) as follows:

Milestone	Estimated Upfront Development Fee	% of Upfront Development Fee	Operating Member	Managing Member
Closing (est. May 2017)	$625,000	25%	$156,250	$468,750
50% Construction Completion (est. Feb 2018)	$625,000	25%	$156,250	$468,750
Substantial Completion (est. Nov 2018)	$875,000	35%	$218,750	$656,250
Project Stabilization (est. Aug 2019)	$375,000	15%	$93,750	$281,250

“Unreturned Capital Contribution” means, with respect to each Member, as of any applicable determination date, the aggregate amount of cash Capital Contributions made by the Member pursuant to ARTICLE III and the aggregate net fair market value (determined by the Members) of any non-cash Capital Contributions made by the Member to the Company pursuant to ARTICLE III, decreased by the amount of money distributed by the Company to such Member pursuant to Section 5.1 as of such date, and the fair market value (determined by the Members) of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752) pursuant to Section 5.1 as of such date.

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS

Section 3.1 Initial and Mandatory Contributions of Members. Each Member hereby agrees to make a Capital Contribution of up to the amount set forth opposite such Member’s name on its respective signature page under the caption “Initial Cash Capital Contribution.” The Initial Cash Capital Contribution will be used by the Company for the development activities described in Section 6.3. The Members acknowledge that the Operating Member has fully funded its Initial Cash Capital Contribution which has been expended in connection with predevelopment activities, including, without limitation, obtaining zoning approvals for the Project, permits, design, engineering and site planning for the Project and preparation of construction documents for the Project (e.g., architectural & engineering reimbursement) of $1,000,000, and such expenses are third party expenditures and are supported with reasonable documentation and receipts. The Managing Member shall make installments of its Initial Cash Capital Contribution at such times and in such amounts, up to the amount of its Initial Cash Capital Contribution, as may be necessary to pay predevelopment costs incurred by the Company (on its own behalf or on behalf of Owner) after the date of this Agreement in accordance with the approved Development Budget. In no event shall the Managing Member be required to make an Initial Cash Capital Contribution in excess of $1,000,000. Each installment of the Managing Member’s Initial Cash Contribution shall accrue simple interest at 6% per annum from the date made, which aggregate contribution and accrued interest will be repaid at Closing; provided that Operating Member’s Initial Cash Capital Contribution is fully repaid at Closing as provided below.

At Closing, the Company and Owner will enter into a Reimbursement, Assignment and Assumption Agreement in the form attached hereto as Exhibit H, providing for the Managing Member’s reimbursement of the aggregate predevelopment expenditures made in connection with the Project and paid from Capital Contributions to extent not paid at Closing.

Section 3.2 Additional Contributions of Capital. Subject in all events to the requirement of Section 6.4, after the Initial Cash Capital Contributions are made, if the Managing Member and Operating Member, in good faith, reasonably determine that the Project requires additional capital, the Managing Member shall deliver notice thereof to the Members (the “Capital Call Notice”) in the form of Exhibit C, setting forth the amount and purpose of the additional funds required (the “Additional Capital Contribution”). If the Additional Capital Contribution is approved by the Members as a Major Event, within five (5) Business Days of such Capital Call Notice, each Member shall then contribute its Proportionate Share of the Capital Contribution requested in the Capital Call Notice. The Members shall not be required to make any Additional Capital Contributions to the Company other than as set forth in this Article III.

Section 3.3 Form of Contributions. Except as specifically provided for herein, all Capital Contributions (including any Additional Capital Contributions) shall be paid in immediately available funds.

Section 3.4 No Right to Interest or Return of Capital. Except as specifically provided for herein, no Member shall be entitled to any return of, or interest on, its Capital Contributions (including any Additional Capital Contributions) to the Company.

Section 3.5 No Third Party Rights. Any obligations or rights of the Company or the Members to make or require any Capital Contribution under this Article III shall not result in the grant of any rights or confer any benefits upon any Person who is not a Member.

Section 3.6 Limitations. Except as set forth in Article III hereof, no Member shall be entitled or required to make any Capital Contribution to the Company including, without limitation, to restore any negative balance in such Member’s Capital Account. Except as expressly provided herein, no Member shall have any liability for the repayment of the Capital Contribution of any other Member, and each Member shall look only to the assets of the Company for return of its Capital Contributions.

Section 3.7 Project Financing.

3.7.1 In order to finance the construction of the Project, the Managing Member shall use good-faith efforts to assist the Owner in obtaining a non-recourse third party fixed rate construction loan (the “Construction Loan”) secured by the Project in an amount described in the Development Budget. The Managing Member shall use good faith efforts to assist the Owner in obtaining a non-recourse third party fixed rate permanent loan to refinance the Construction Loan (the “Permanent Loan”) in an amount to be determined by the Owner and approved by the Members and on such terms and conditions as the Owner and Members may mutually agree.

3.7.2 The Managing Member will be responsible for arranging any required bridge financing which may be required by the Owner. Such financing will be on a non-recourse basis, and the costs of such financing will be borne by the Owner.

3.7.3 Except as provided in Section 3.1, the Members agree that, to the extent necessary to keep the approved Development Budget in balance, they will defer return of their Initial Cash Capital Contributions following Closing (the “Gap Contributions”). At Closing, each Member’s outstanding GAP Contribution will be converted to a Member Loan in accordance with Section 3.8, and each Member’s Capital Account will be reduced by the amount of its respective unreturned Initial Cash Capital Contribution so converted.

3.7.4 All guaranties required in order for each Owner to obtain its Construction Loan or as required under its Partnership Agreement or as otherwise required for the Project and approved by the Members will be provided by the Members or their respective Related Parties and the liability under such guaranties shall be joint and several, however pursuant to a separate contribution agreement to be executed by the members and the guarantor affiliate, shall be borne and shared by and between the Members or their respective designated affiliates on the basis of seventy percent (75%) to the Managing Member and twenty five percent (25%) to the Operating Member. Such guaranties may include, without limitation, a development deficit guaranty, an operating deficit guaranty, a completion guaranty, an environmental indemnification agreement, a recourse carve-out guaranty and other such guaranties as are commonly required in accordance with Good Industry Practice (the “Guaranty Obligations”). No Member shall be obligated to fund a Guaranty Obligation if such Guaranty Obligation was triggered as a result of the gross negligence or willful misconduct of the other Member. The failure to fund Guaranty Obligations (after any applicable notice and cure period) will constitute an Event of Default under Section 11.1.

Section 3.8 Member Loans. In addition to the loan(s) made under Section 3.7.3, a Member may make a loan to the Company upon commercially reasonable terms, only upon approval of such terms as provided in Section 6.4 herein (a “Member Loan”). A Member Loan shall not be considered a Capital Contribution. Any Member Loan shall accrue interest at the rate of eight percent (8%) per annum. Member Loans (including Gap Contributions) will be repaid pro rata, based on the balances of the Member Loans, ahead of any Distribution (as described in Sections Section 5.1 and Section 5.1(a) below).

Section 3.9 Third Party Loans. In addition to the Loan(s) described in Section 3.7 and Section 3.8, in the event that the Company requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, or to make any expenditure authorized by this Agreement, if an additional Loan is approved as provided in Section 6.4, the Managing Member will be responsible for arranging such additional Loan. Company may borrow funds from such Third Party lender(s), and on such terms and conditions as may be acceptable to the Members.

Section 3.10 Third Party Rights. The right of the Company or any Member to require any Capital Contributions of any nature under the terms of this Agreement will not be construed to confer any right or benefit upon any person that is not a Member, including, without limitation, any creditor of the Company. No creditor of the Company or other person not a Member in this Company will be entitled to require any Member to solicit or demand any Capital Contributions from any other Member.

Section 3.11 Return of Capital Contributions. Each Member will look solely to the assets of the Company for the return of its Capital Contributions, and if the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the investment of each Member, no Member will have recourse against any other Member except under Section 11.2. No Member will have any right to demand or receive property other than immediately available funds upon dissolution, liquidation, and termination of the Company or to demand the return of its Capital Contributions prior to dissolution, liquidation, and termination of the Company except as expressly provided herein, including under Section 3.1. Any property distributed in kind in liquidation will be valued and treated as though the property was sold and cash proceeds distributed.

Section 3.12 Further Assurances. As of the date of this Agreement, the Project is in the construction documentation and permitting stage. As of the date hereof, the General Partner shall be responsible for raising tax credit equity capital for the Project and apply for 4% low income housing tax credits from the appropriate governmental authorities. The Owner will be required to negotiate various financing documents with the Construction Lender in connection with a Construction Loan for the Project. The Members agree to assist the General Partner with negotiating the terms and provisions of the Partnership Agreement and to assist the Owner in negotiating the Construction Loan Agreement so that the terms thereof shall conform as nearly as possible to the intentions of the Members reflected in the Term Sheet.

Section 3.13 Amendment. To the extent any amendment to this Agreement is necessary in connection with the Construction Loan Agreement or the Partnership Agreement, the Members agree to make such reasonable modifications to this Agreement as are necessary provided such changes are consistent with the intentions of the Members as reflected in the Term Sheet.

ARTICLE IV

CAPITAL ACCOUNTS, ALLOCATIONS OF INCOME AND LOSS

Section 4.1 Capital Accounts. A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). To the extent consistent with such Treasury Regulations, the adjustments to such accounts shall include the following:

4.1.1 There shall be credited to each Member’s Capital Account the amount of any cash contributed by such Member to the capital of the Company, the fair market value (determined by the Members) of any property contributed by such Member to the capital of Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and such Member’s share of the Net Profits of the Company and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member’s Capital Account the amount of all cash distributions to such Member, the fair market value (determined by the Members) of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) and such Member’s share of the Net Losses of the Company and of any items in the nature of losses or deductions separately allocated to the Members.

4.1.2 In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 4.2 Allocation of Net Profits. Except as provided in Section 4.6 and Section 4.7 below (which shall be applied first), Net Profits of the Company for any relevant period shall be allocated to the Members to cause, to the extent possible, their respective Modified Capital Account balances to equal their respective Target Balances.

Section 4.3 Allocations of Net Losses. Except as provided in Section 3.3(a), Section 4.6 and Section 4.7 below (which shall be applied first), Net Losses of the Company for any relevant period shall be allocated the Members to cause, to the extent possible, their respective Modified Capital Account balances to equal their respective Target Balances.

Section 4.4 If Insufficient Net Profits or Net Losses. If the amount of Net Profits allocable to the Members pursuant to Section 4.2 or the amount of Net Losses allocable to them pursuant to Section 4.3 is insufficient to allow the Modified Capital Account balance of each Member to equal such Member’s Target Balance, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members’ respective Modified Capital Account balances and their respective Target Balances in proportion to such differences.

Section 4.5 Loss Limitation. Net Losses allocated pursuant to Section 4.3 shall not exceed the maximum amount of Net Losses that can be allocated without causing or increasing a deficit balance in a Member’s Adjusted Capital Account. A Member’s “Adjusted Capital Account” balance shall mean such Member’s Capital Account balance increased by such Member’s obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6).

Section 4.6 Minimum Gain Chargebacks and Nonrecourse Deductions.

4.6.1 Notwithstanding any other provisions of this Agreement, in the event there is a net decrease in Company Minimum Gain during a Fiscal Year, the Members shall be allocated items of income and gain (computed with the adjustments set forth in the definition of “Net Profits” and “Net Losses”) in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 4.6.1 is intended to comply with the minimum gain charge back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

4.6.2 Notwithstanding any other provision of this Agreement other than subsection (c) of this Section 4.6, “non-recourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) shall be allocated to the Members, pari passu, in proportion to their Proportionate Shares.

4.6.3 Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-(i), any items of income, gain, loss or deduction of the Company (computed with the adjustments as set forth in the definition of “Net Profits” and “Net Losses”) that are attributable to a nonrecourse debt of the Company that constitutes “partner non-recourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4) (including chargebacks of partner non-recourse debt minimum gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 4.6.3 is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner non-recourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

Section 4.7 Qualified Income Offset. Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes a deficit balance in its Adjusted Capital Account, shall be allocated items of income and gain (computed with the adjustments set forth in the definition of “Net Profits” and “Net Losses”) in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section 4.7 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

Section 4.8 Tax Allocation - Code Section 704(c). Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if the Gross Asset Value of any property of the Company differs from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Gross Asset Value in the manner provided for under Code Section 704(c).

Section 4.9 Code Section 704(b). The allocation provisions contained in this Article IV are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith, and the Members agree that any provision of this ARTICLE IV that is reasonably subject to different interpretations shall be interpreted in a manner that comports with the foregoing intention. The Members further agree to make such amendments or changes to this Agreement as are reasonably requested by the Managing Member in good faith and consistent with the understanding of the parties, to effectuate such intent.

Section 4.10 No Deficit Restoration to Members. Notwithstanding anything to the contrary in this Agreement, no Member shall be required to contribute capital to the Company to restore a deficit balance in its Capital Account upon liquidation or otherwise.

Section 4.11 Timing of Allocations. Allocations of Net Profits, Net Losses and similar items provided for in this ARTICLE IV shall generally be made as of the end of the Fiscal Year of the Company; provided, however, that if the Gross Asset Values of the assets of the Company are adjusted in accordance with clause (ii) of the definition of “Gross Asset Value,” the date of such adjustment shall be considered to be the end of a Fiscal Year for purposes of computing and allocating such Net Profits, Net Losses and other items of income, gain, loss and deduction.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions. The Managing Member shall distribute Cash Flow available (or property available to be distributed in-kind by the Company) to the Members (“Distributions”) in accordance with this Section 5.1. “Cash Flow” means, with respect to the Company for a period of time, all funds of the Company which, in the reasonable discretion of the Members, are available for distribution to Members after provision has been made for payment of all operating expenses and of all outstanding and unpaid current obligations of the Company as of such time, including any Member Loan and for such reserves as the Members deem appropriate or necessary based on reasonable and customary industry practices. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act, or any other mortgage, deed of trust, or regulatory agreement encumbering the Property.

(a) First, to Operating Member and Managing Member for reimbursement of their Initial Cash Capital Contributions;

(b) Second, to the Operating Member and Managing Member in the amount of any Upfront Development Fee;

(c) Third, to any Member to repay any Member Loan;

(d) Finally, to the Members in their Proportionate Share.

Section 5.2 Timing of Distributions. Distributions of Cash Flow from operations of the Company shall be made monthly no later than fifteen (15) days after the end of each month of operations. Distributions of the net proceeds from a capital transaction related to the Project or the Owner shall be distributed within fifteen (15) days after the consummation of the capital transaction giving rise to such proceeds. Distributions also may be made, in the discretion of the Managing Member, at any other time or times during any Fiscal Year and such Distributions shall be subject to year-end adjustment.

ARTICLE VI

POWERS AND DUTIES

Section 6.1 Appointment and General Responsibilities of the Managing Member. The Company will be member-managed. The Members hereby unanimously appoint SCG to serve as the Managing Member until its resignation or replacement as set forth herein. The Managing Member may resign in accordance with Section 8.2.2. Upon the resignation of the Managing Member as set forth above, Operating Member may elect to appoint a new Managing Member.

Section 6.2 Appointment and General Responsibilities of the Operating Member. The Members hereby unanimously appoint COMSTOCK to serve as the Operating Member until its resignation or replacement as set forth herein. The Operating Member may resign in accordance with Section 8.2.2. Upon the resignation of the Operating Member as set forth above, Managing Member may elect to appoint a new Operating Member.

Section 6.3 Development Budget and Business Plans.

6.3.1 Development Budget. Attached hereto as Exhibit E is a development and construction budget (the “Development Budget”) for the Project setting forth the estimated cost of developing and constructing the Project. The Development Budget is hereby approved by the Members.

6.3.2 Annual Business Plans. An annual business plan (the “Annual Business Plan”) for the Company and Owner shall be mutually developed and approved by the Members. Each Annual Business Plan shall include, as appropriate, the following:

(a) a brief narrative description of any material activity planned to be undertaken;

(b) capital budgets for the Project;

(c) a projected annual income statement (accrual basis) on a month-by-month basis for the Project;

(d) a projection as to the timing and amount of Distributions;

(e) a leasing plan for the Project;

(f) a schedule of total projected operating cash flow for the Project and projected uses of monies in any Reserves on a month-by-month basis, including a schedule of projected negative cash flow for the Project, if any;

(g) a description of any planned Loans for the Company or the Owner; and

(h) a description of any planned construction, capital, FF&E or other personal property expenditures for the Owner, including projected dates for commencement and completion of the foregoing.

6.3.3 Implementation of Annual Business Plan. The Managing Member shall, subject to the availability of Company revenues and other cash flow and the provisions of Section 6.4 below, use reasonably commercial efforts to implement the then applicable Annual Business Plan and shall have the authority to manage the Company’s business in accordance therewith.

6.3.4 Financing and Tax Credit Applications. The Members shall work jointly on budgeting, financial modeling and applications for financing including the application for low income housing tax credits.

6.3.5 Authority of the Managing Member. Subject to Section 6.4, the powers of the Managing Member shall include, but are not limited to, the following:

(a) To oversee the Operating Member’s monitoring and direction of such persons, firms, or companies selected for the construction of the Project.

(b) Conduct all negotiations with funding sources in connection with the construction of the Project, and secure financing of the Project.

(c) Supervise all communications to, and relations with, all state and local governmental authorities with respect to the financing, rehabilitation and construction of the Project.

(d) Supervise the activities necessary to actually commence construction of the Project.

(e) Advise the Company with respect to the availability, terms and conditions of construction financing.

(f) Approve the plans and specifications and the Operating Member’s recommendations concerning alternative solutions in the event that details of the Project’s design adversely affect construction feasibility, schedules or costs.

(g) Supervise the progress of construction of the Project.

(h) Oversee construction of the Project to ensure it will be completed in substantially accordance with the plans and specifications, in such a manner as to enable the Owner to materially comply with any construction completion timeframes or requirements imposed by any of the funding sources.

(i) Supervise the property manager.

(j) Assist the Owner in obtaining Low Income Housing Tax Credits for the Project.

(k) Engage in such other activities as the Managing Member may deem reasonably necessary or desirable for the rehabilitation and construction of the Project, so long as such activities are not inconsistent with any specific material provision of this Agreement.

6.3.6 Subject to the terms and conditions of this Agreement, the Operating Member shall have the power and duty to:

(a) Monitor and direct such persons, firms, or companies selected for the construction of the Project, including oversight of the activities under the Development Services Agreement, the form of which is attached as Exhibit I hereto and incorporated herein.

(b) Monitor and direct the performance of architects, engineers, legal counsel, accountants, financial advisers and other professionals.

(c) Advise the Company with respect to governmental matters pertaining to the construction of the Project, including all necessary permits and approvals therefor.

(d) Review the plans and specifications and recommend alternative solutions in the event that details of the Project’s design adversely affect construction feasibility, schedules or costs.

(e) Monitor actual costs of construction, identify variances between actual and budgeted costs, and advise the Company with respect to such variances.

(f) Monitor the progress of construction of the Project, and submit periodic progress reports to the Company as and when reasonably requested by the Company, but no more frequently than once per calendar month.

(g) Establish and implement appropriate administrative and financial controls for the design, rehabilitation and construction of the Project, including, but not limited to:

(i) coordination and administration of the Project’s architect, the general contractor and other contractors, professionals and consultants employed in connection with the design or construction of the Project;

(ii) administration of any construction contracts on behalf of the Owner;

(iii) participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable design and construction procedures;

(iv) rendition of advice and recommendations concerning the selection of subcontractors and suppliers;

(v) review requests for payment under any architectural agreement, general contractor’s agreement or any loan agreements with any lending institution providing funds for the benefit of the Owner for the design or construction of any improvements;

(vi) submission of any suggestions or requests for changes which could in any reasonable manner improve the design, efficiency or cost of the Project.

(h) apply for and maintain in full force and effect any and all building permits required for the lawful construction of the Project;

(i) furnish such consultation and advice relating to the Project as may be reasonably requested from time to time by the Owner.

(j) Inspect the progress of construction of the Project, including verification of the materials and labor being furnished so as to be fully competent to approve or disapprove requests for payment made by the Project’s architect and the general contractor, or by any other parties with respect to the design or construction of the Project.

(k) Procure such permits and approvals, and cause construction of the Project to progress and to be completed substantially in accordance with the plans and specifications, in such a manner as to enable the Owner to materially comply with any construction completion timeframes or requirements imposed by any of the funding sources.

(l) assist the Company in communicating with and interfacing with local municipal officials, neighborhood groups and local organizations with respect to the development, rehabilitation and construction of the Project, and respond to issues and matters raised by such persons or parties which may arise during the course of rehabilitating and constructing the Project.

(m) To operate the Company in accordance with the Annual Business Plans.

(n) To invest and reinvest cash of the Company in one or more interest bearing demand deposit accounts or other interest bearing accounts, which accounts are solely the property of the Company, with any state or national bank, provided that the deposits maintained in such accounts are fully insured by the Federal Deposit Insurance Corporation, or invested in United States government securities, or other investments and securities issued or fully guaranteed by the United States or its agencies, provided, however, that the Company funds shall not be deposited in commingled accounts;

(o) To maintain a program of insurance coverage for the Company which shall be with insurance companies and coverages and amounts and otherwise in form and substance as are standard in the industry (the “Insurance Program”).

(p) To pay out of the funds of the Company the taxes, premiums for liability insurance, casualty insurance (at replacement cost) and other expenses of the Company.

(q) At the direction of the Managing Member, to make distributions, in accordance with ARTICLE V, of cash assets and liquidation proceeds and proceeds from the sale, exchange or disposition of any and all property acquired.

(r) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

Section 6.4 Approval Rights of Members.

6.4.1 Prior to the Managing Member taking any action listed in Exhibit F (each, a “Major Action”), the Managing Member shall provide Notice to the Operating Member of such proposed Major Action, an analysis of the proposed Major Action and the reason for such Major Action. The Operating Member shall have ten (10) Business Days from its receipt of the Notice to review the information provided and either provide Notice of its Consent or non-Consent to such Major Action. If the Operating Member does not Consent to such Major Action, the Operating Member shall provide to the Managing Member a summary of the reason for its rejection and such additional information supporting such reason as the Managing Member may reasonably request. The Members shall then engage in good faith negotiations to come a joint consensus as to such action.

6.4.2 If, after the review period described above, the Operating Member has not delivered to the Managing Member the Notice of its Consent or non-Consent described above, the Managing Member may cause the Company to take the Major Action.

6.4.3 Notwithstanding Section 6.4.1, the Operating Member may request that the Managing Member cause the Company to take a Major Action. The Operating Member shall provide Notice to the Managing Member of such proposed Major Action, an analysis of the proposed Major Action and the reason for such Major Action. The Managing Member shall have ten (10) Business Days from its receipt of the Notice to review the information provided and either provide Notice of its Consent or non-Consent to such Major Action. If the Managing Member does not Consent to such Major Action, the Managing Member shall provide to the Operating Member a summary of the reason for its rejection of such action and such additional information supporting such reason as the Operating Member may reasonably request. The Members shall then engage in good faith negotiations to come a joint consensus as to such action.

6.4.4 If, pursuant to Section 6.4.1, the Operating Member does not give its Consent with respect to a Major Action, or pursuant to Section 6.4.3, the Managing Member does not give its Consent with respect to a Major Action (each, a “Notice of Non-Consent to a Major Action”), and the Members cannot reach agreement on a Major Action after engaging in good faith negotiations for ten (10) or more Business Days (which ten (10) Business Day period shall begin upon receipt of a Member of a Notice of Non-Consent to a Major Action), then the parties must engage in arbitration as more fully set forth in Section 12.1. Only after arbitration may either Member send a Buy/Sell Offer Notice pursuant to Section 8.3.

Section 6.5 Other Business Activities of the Members.

6.5.1 General Provisions. Notwithstanding anything else to the contrary, neither the Members nor any Related Parties of the Members shall be obligated to present any investment opportunity to the Company or other Members, even if the opportunity is of a character consistent with the Company’s other activities and interests. The Members and the Members’ Related Parties may engage in or possess any interest, directly or indirectly, in any other business venture of any nature or description independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, or development of real property competitive with the Project. Membership in the Company and the assumption by either Member of any duties hereunder shall be without prejudice to such Member’s rights (or the rights of its affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and neither the Company nor the other Member(s) shall have any right by virtue of this Agreement in and to such ventures or the income or profits derived therefrom.

Section 6.6 Limitation of Liability.

6.6.1 Exculpatory Provisions. None of the Managing Member, the Operating Member, any Related Party of any of the foregoing or any of their respective agents, officers, partners, members, employees, representatives, directors or shareholders shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any good faith failure or refusal to perform any acts except those required by the terms of this Agreement; provided (i) and (ii) are determined to be in the best interests of the Company and provided, however, that each Member shall nevertheless be liable in all events for its own fraud, gross negligence or willful misconduct and its breach of this Agreement.

6.6.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend and save harmless each Member and each of their respective Related Parties, agents, officers, partners, members, employees, representatives, directors and shareholders from any loss, cost, damage, fee (including without limitation, legal and expert witness fees and costs) or expense incurred by reason of (i) such party’s status as a Member or the Related Party thereof or such party’s status as agent, officer, partner, member, employee, representative, director or shareholder of such Member, (ii) any act performed in good faith within the scope of the authority conferred by this Agreement, (iii) any failure or refusal to perform any acts except those required by the terms of this Agreement; provided (i), (ii) and (iii) are determined to be in the best interests of the Company and provided that no indemnification shall be given with respect to acts or omissions that constitute fraud, gross negligence or willful misconduct.

Section 6.7 Duty; Devotion of Time. The Managing Member shall exercise its powers and discharge its duties in good faith with a view to the interests of the Company and its Members with that degree of diligence, care and skill that ordinarily prudent persons would exercise under similar circumstances in like positions. The Managing Member shall devote so much of its time to the business of the Company as the requirements of such business may dictate from time to time.

ARTICLE VII

LIABILITIES OF MEMBERS

Section 7.1 General. No Member shall be liable for any debts, liabilities, contracts or other obligations of the Company nor shall any Member be required to lend funds to the Company. Except as otherwise specifically required by ARTICLE III or by applicable law, no Member shall be required to make any Capital Contributions to the Company.

ARTICLE VIII

TRANSFER OF COMPANY INTEREST

Section 8.1 Transfer by the Members.

8.1.1 General Restrictions. No Member shall sell, pledge, hypothecate, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, directly or indirectly, and whether voluntarily or by operation by law (collectively referred to as a “Transfer”) any part or all of its Interest in the Company except as provided in this ARTICLE VIII. Any attempt to affect any of the foregoing prohibited actions shall be void ab initio and, in addition to other rights and remedies at law and in equity, the other Member or Members shall be entitled to injunctive relief enjoining the prohibited action. The Members expressly acknowledge that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions concerning transfer set forth in this Agreement. The giving of consent or approval by the Member required under this ARTICLE VIII in any one or more instances shall not limit or waive the need for such consent or approval in any other or subsequent instances. Notwithstanding anything in this ARTICLE VIII or this Agreement to the contrary, no Member shall have the right to effect any Transfer of its Interest in the Company if the Transfer would constitute a breach or default under any material agreement by which the Company is bound (including, without limitation, any document executed in connection with a Loan) or would, in the opinion of counsel to the Company, constitute a violation of any state or federal securities laws or other applicable law. No Transfer by any Member of an Interest in the Company may be made to any Person if: (i) such Transfer would cause the Company to no longer be excluded from the definition of “Investment Company” under the Investment Company Act of 1940; or (ii) such Transfer would cause the Company to be considered for purposes of Section 1.7704-1(h)(1)(ii) of the Regulations to have more than 100 members at any time during any taxable year.

8.1.2 Transfers. The restrictions set forth in this ARTICLE VIII (including, without limitation, Section 8.1.3) shall not be construed to limit or restrict in any way (i) transfers otherwise permitted under this ARTICLE VIII; transfers of interests by or in a Member, or the direct or indirect constituent partners or members of a Member, without the consent of any other Member, including, without limitation, the right of a Member to transfer its Interest directly or indirectly to the holders of direct or indirect ownership interests in the Member or Related Party thereof. Notwithstanding anything to the contrary contained herein, no Transfer shall be made which causes a default or event of default under any Loan to which the Company is a party. Any expenses of a permitted Transfer and any transfer or similar taxes which are triggered by a permitted Transfer shall be borne by the Member whose Interest in the Company is the subject of the Transfer, except in the case of a Buy/Sell pursuant to Section 8.3 hereof, in which case such expenses shall be borne by the Member purchasing the Interest of the other Member and such transfer and similar taxes shall be divided equally among the Members.

8.1.3 Permitted Transfers. Without any requirement for obtaining approval, but subject to the restrictions contained in the final two sentences of Section 8.1.1 and the provisions of Section 8.2, each Member shall have the right to Transfer directly or indirectly all or a portion of its Interest in the Company to an Entity that is owned or controlled by, is under common ownership and control with, or owns and controls the original Member.

8.1.4 Conditions to Substitutions. An assignee or transferee of a Member shall not have any other rights of a Member other than its right to Distributions, unless and until the assignee is admitted as a substituted Member. Thereafter, subject to the last sentence of this Section, such assignee shall have all rights of a Member hereunder. An assignee or transferee shall become a substituted Member when and if the assignee or transferee (a) pays all Company expenses incurred in connection with its substitution; (b) submits a duly executed instrument of assignment, in a form reasonably satisfactory to the non-assigning Member, specifying the Interest assigned to it and setting forth the assigning Member’s intention that the assignee succeed to such portion of the assigning Member’s Interest; (c) executes a copy of this Agreement or an amendment to this Agreement; and (d) is approved by any Member whose consent is required for such transfer pursuant to the terms hereof. The admission of a substituted Member shall be effective as of the close of the day on which all of the conditions specified in this Section 8.1.4 have been satisfied.

Section 8.2 Members.

8.2.1 Terminating Event. Upon the occurrence of a Terminating Event with respect to a Member, the Legal Successor of the Member shall continue to possess the Member’s interest in Company Distributions, but shall possess no rights of approval or decision otherwise attendant to such Member’s Interest.

8.2.2 Withdrawal by Members. Subject to the Act, no Member may resign, withdraw or withdraw capital from the Company, except pursuant to a right expressly set forth in this Agreement. In furtherance of the foregoing, to the extent permitted by applicable law, each Member hereby waives any and all rights such Member may have to resign, withdraw and/or retire from the Company pursuant to Section 18-603 of the Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Interest in the Company upon such resignation, withdrawal and/or retirement pursuant to Section 18-604 of the Act. No Member shall be entitled to exercise its rights under this Section 8.2.2 prior to undergoing arbitration pursuant to Section 12.1.

Section 8.3 Buy/Sell.

8.3.1 Buy/Sell Offering Notice. The operation of this Section 8.3 may be triggered upon Notice (the “Buy/Sell Offering Notice”):

(a) by either Member if, after arbitration pursuant to Section 12.1, either Member desires to trigger this provision; or

(b) by the Enforcing Member (as defined below) given at any time after the occurrence of an Event of Default by the Defaulting Member (as defined below) provided, however, that there is no Event of Default with respect to the Enforcing Member initiating such notice.

The Member duly exercising such right shall be the “Initiating Member” and the other Member shall be the “Responding Member” for the purposes of this Section 8.3. The Buy/Sell Offering Notice shall set forth the assumed value of the Interests on the proposed purchase date based on the remaining Economic Benefits to be received by the Members under this Agreement (the “Proposed Value”). No Buy/Sell Offering Notice or Responsive Notice under Section 8.3.2 may be rescinded once given, without the Consent of the other Member.

8.3.2 Responsive Notice. Within forty five (45) days following the date of the Buy/Sell Offering Notice, the Responding Member shall deliver to the Initiating Member a responsive notice, without qualification or condition, electing either:

(a) To sell to the Initiating Member the entirety of the Responding Member’s Interest in the Company at a price (the “Sale Price”) equal to the amount of cash that would be distributed to the Responding Member under ARTICLE V (including the repayment of Member Loans or any other loans made by such Member to the Company) if the Company was sold in the amount of the Proposed Value; or

(b) To purchase from the Initiating Member the entirety of the Initiating Member’s Interest in the Company at a price (the “Buy Price”) equal to the amount of cash that would be distributed to the Initiating Member under ARTICLE V (including the repayment of Member Loans or any other loans made by such Member to the Company) if the Company was sold in the amount of the Proposed Value.

In calculating the amount that would be distributed to the applicable Member under either (a) or (b) above, the Initiating Member shall take into account in determining the Proposed Value that a sum will be required to be set aside for reasonable liquidation costs and reasonable reserves, and all Company indebtedness and other liabilities shall be deemed to be retired from the assets of the Company as of the Closing Date. The Sale Price or Buy Price shall not take into account any loan assumption costs, prepayment premiums, breakage costs or similar items unless the same will be incurred as a result of the consummation of the purchase and sale of any Interest of either Member pursuant to a Buy/Sell Offering Notice. The failure of the Responding Member to give such a responsive notice (without qualification or condition) within the required time period shall be deemed notice of an election, binding on all Members, to sell its Interest to the Initiating Member. The date as of which the Responding Member shall have given notice of its election (or be deemed to have made an election) shall be the “Buy/Sell Election Date.”

8.3.3 Buy/Sell Deposit. If a Member is bound to purchase pursuant to the election referenced in Section 8.3.2 (the “Purchaser,” and the other Member shall be the “Seller”), such Member shall be required to make an earnest money deposit, in immediately available funds, within five (5) Business Days after the Buy/Sell Election Date in an amount equal to two percent (2%) of the Buy Price or Sale Price, as applicable, for the Seller’s interest in the Company as determined in accordance with the provisions of Section 8.3.2 hereof (the “Buy/Sell Deposit”). The Buy/Sell Deposit to serve as a good faith deposit for the purposes of the closing of the purchase in accordance with Section 8.3.4 below shall be delivered to a national title insurance company reasonably acceptable to the Members as escrow agent. The Buy/Sell Deposit shall be non-refundable to the Purchaser (except in the event that the closing of the purchase shall fail to occur due to a default of the Seller in performing its closing obligations pursuant to Section 8.3.4) and upon closing, the Buy/Sell Deposit will be credited against the purchase price and delivered to Seller.

8.3.4 Closing Process. Purchaser shall fix a closing date (the “Closing Date”) which shall be not later than sixty (60) days following the date of receipt by the Initiating Member of the responsive notice within the period set forth in Section 8.3.2, by notifying the Seller in writing of the Closing Date not less than fifteen (15) days prior thereto. The closing shall take place on the Closing Date at the principal office of the Purchaser. The purchase price for the Seller’s Interest shall be paid in immediately available funds and the Seller shall convey good and marketable title to its Interest to Purchaser or its designee free and clear of all liens and encumbrances. Each Member shall cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Seller’s Interest by the Purchaser.

ARTICLE IX

OBLIGATIONS FOR REPORTING

RECORDS AND ACCOUNTING MATTERS

Section 9.1 Fiscal Year. Except as provided by the Code, the fiscal year and the taxable year of the Company shall be the calendar year.

Section 9.2 Bank Accounts. The Managing Member shall deposit all cash balances derived by the Company from any source in accounts in the name of the Company. In no event shall any Company funds be commingled with any accounts of any other party. Any investment of Company funds shall be made in the name of the Company and shall be consistent with investment guidelines stated in an Annual Business Plan.

Section 9.3 Maintenance of Records.

9.3.1 The Managing Member shall maintain a uniform system of accounts with respect to the Company. All such records shall be maintained at the principal office of the Company.

9.3.2 The Managing Member shall maintain files related to the Project in a good and orderly fashion, all such files being the sole property of the Company.

Section 9.4 Certain Records. The Managing Member shall keep at the principal office of the Company a current list of the full name and last known business or residence address of each Member, a copy of the LLC Certificate and all certificates of amendment to any of them, together with executed copies of any powers of attorney pursuant to which any of the certificates or any amendments have been executed, copies of the Company’s (to the extent applicable) federal, state and local income tax or information returns and reports, if any, for the duration of the Company, copies of this Agreement and any amendments thereto, copies of any and all financial statements of the Company for the duration of the Company, and the books and records of the Company as they relate to the internal affairs of the Company for the duration of the Company. Each Member has the right, upon reasonable request, to inspect and copy during normal business hours any of the Company’s books, records agreements and other documents.

Section 9.5 Required Reports. The Managing Member shall promptly deliver to each Member, at the Company’s expense, a copy of this Agreement as in effect from time to time, and any amendments thereto and, upon request, shall so deliver any additional documents required by the Act. The Managing Member shall furnish or arrange to be furnished to each Member the following reports prepared for the Company to the extent applicable:

9.5.1 Tax Returns. The Managing Member shall prepare or cause to be prepared and file all Tax Returns required of the Company not later than ninety (90) days after the end of each taxable year. The Managing Member shall determine any decisions regarding or affecting the reporting or characterization for tax purposes of items of income, gain, loss or deduction of the Company, including, but not limited to, whether to make any available election pursuant to the Code and the regulations.

9.5.2 Other Reports and Notices.

(a) The Managing Member shall prepare (or cause to be prepared) and deliver to each Member the budgets, reports and other items described in Exhibit G attached thereto and incorporated herein by this reference on or before the respective dates set forth therein.

(b) The Managing Member shall:

(i) Promptly notify the Operating Member of any legal action involving the Company where the amount in controversy exceeds One Hundred Thousand Dollars ($100,000); and

(ii) Notify the Members within five (5) days after receiving notice of (A) any default under any Loan or breach of or default under any other material agreement to which the Company or the Owner is a party that continues beyond any applicable notice and cure period(s), (B) nonpayment of property taxes with respect to the Project, or (C) any matter that could result in a substantial and material loss (i.e., greater than One Hundred Thousand Dollars ($100,000)) to the Company.

Section 9.6 Other Disclosures. The Managing Member shall provide any and all material information relating to the Owner and the Project and other periodic reports as the Members may reasonably request from time to time.

Section 9.7 Managing Member as Tax Matters Partner. The Managing Member is designated the tax matters partner of the Company as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law. This designation is effective only for the purpose of activities performed pursuant to the Code, corresponding provisions of applicable state law, the applicable laws of any non-U.S. jurisdiction (and political subdivisions thereof), and under this Agreement. The Managing Member shall inform the Members of any material decisions or actions taken by the Managing Member as the tax matters partner.

Section 9.8 Taxation as a Partnership. It is the intent of the Company and its Members that the Company be treated as a partnership for income tax purposes, and the terms of this Agreement shall be construed so as to accomplish that goal, and the Members will use best efforts to cause the Company to be so treated.

Section 9.9 Quarterly Meetings. An officer or one or more other representatives of the Managing Member shall meet at least once per calendar quarter with representatives from the Operating Member to discuss the status of the development and operations of the Project. Such meetings shall occur on dates and times reasonably satisfactory to the Members and may be conducted in person or by teleconference.

ARTICLE X

DISSOLUTION

Section 10.1 Dissolution.

10.1.1 Events of Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the expiration of the term of the Company unless such term has been extended by the unanimous election of the Members, (ii) at the election of the Members, (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (iv) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all cash flow derived therefrom.

10.1.2 Bankruptcy of a Member. Subject to the provisions of Section 11.1 below, the Bankruptcy of a Member or other Terminating Event will not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

10.1.3 Liquidation and Winding Up. In the event of dissolution, the Company shall be wound up and its assets liquidated. In connection with the dissolution and winding up of the Company, the Managing Member or such other Person designated by the Members shall proceed with the sale, exchange or liquidation of all of the assets of the Company, and shall conduct only such other activities as are necessary to wind up the Company’s affairs, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 5.1 hereof.

ARTICLE XI

EVENTS OF DEFAULT

Section 11.1 Events of Default. There will be an “Event of Default” under this Agreement if any one or more of the following events or circumstances shall transpire or exist and shall not be cured within any applicable period of notice and grace specified below:

11.1.1 Breach of Obligations. If either Member is in breach in any material respect of (i) any obligation under this Agreement and such breach is not corrected within thirty (30) Business Days after written notice thereof from the other Member; unless such breach is of a nature that it is not capable of cure in such period, in which event the breaching party shall promptly commence such cure within such thirty (30) Business Day period and thereafter diligently pursue such cure to completion within such reasonable time, not to exceed an additional one hundred eighty (180) days, as may be necessary to complete such cure, or (ii) any representation or warranty made by such Member in this Agreement, including, without limitation, on Schedule 12.10 attached hereto.

11.1.2 Fraud, Gross Negligence or Willful Misconduct. If either Member shall commit an act involving fraud or willful misconduct in connection with any of its obligations hereunder or an act involving gross negligence, which with respect to any act of gross negligence is not corrected within fifteen (15) days after written notice thereof from the other Member.

11.1.3 Transfers. Any Transfer by either Member in violation of the provisions of Article VIII.

11.1.4 Bankruptcy of a Member. The Bankruptcy of a Member.

11.1.5 Breach of Fiduciary Duty. Any breach of fiduciary duty of the Managing Member.

11.1.6 Failure to Satisfy Guaranty Obligations. Failure of the Managing Member to fund any Guaranty Obligation when due.

Section 11.2 Remedies. Upon an Event of Default, the non-defaulting Member (the “Enforcing Member”) may:

11.2.1 Enforce the provisions of this Agreement by legal proceedings for the specific performance of any covenant or agreement contained herein or for the enforcement of any other appropriate legal or equitable remedy and recover damages caused by any breach by the defaulting Member (the “Defaulting Member”) of the provisions of this Agreement, including court costs, reasonable attorneys’ fees and other expenses incurred in the enforcement of the obligations of the Defaulting Member hereunder;

11.2.2 Exercise any and all rights and remedies which the Enforcing Member may have under applicable law;

11.2.3 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Enforcing Member may either (i) allocate any funds that would otherwise become available in the Distributions during the next one (1) year period following the Event of Default to repay the Enforcing Member for the amount of such payment default, and any penalties or interest provided herein, and/or (ii) either with respect to the entire amount of the payment in default or the remaining amount of the payment default after application of the funds in provision (i), permanently reduce the Proportionate Share of the Defaulting Member which shall be equal to:

(a) a fraction (expressed as a percentage, but not to exceed 100%), the numerator of which shall equal the sum of (w) the aggregate amount of all default amounts contributed by the Enforcing Member to cover the Defaulting Member’s unperformed obligations (the “Default Amounts”) since the inception of the Company (including the present one) times 1.5, plus (x) the amount of Capital Contributions and Member Loans made by the Enforcing Member under this Agreement, and the denominator of which shall equal the aggregate sum of (y) all Default Amounts, plus (z) the amount of all other Capital Contributions and Member Loans made by the Members under this Agreement; and

(b) the Proportionate Share of the Defaulting Member shall be adjusted to equal one hundred percent (100%) minus the adjusted Proportionate Share of the Enforcing Member as determined under Section 11.2.3(a); provided, however, notwithstanding anything to the contrary contained herein, if a Member’s Proportionate Share is reduced to zero as a result of the operation of this subsection (b), such Member shall not cease to be a Member merely as a result of the operation of this subsection and such Member shall continue to be entitled to receive Distributions in accordance with Section 5.1 hereof, subject to the recalculation of Proportionate Shares caused by this subsection (b) and shall have all other rights as a Member under this Agreement subject to all the other provisions of this Agreement.

11.2.4 Allocate distributable cash or Extraordinary Cash Flow, or any other funds that would otherwise become available to the Defaulting Member in the Distributions, following the Event of Default to repay the Company or Enforcing Member, as applicable, for the amount of actual monetary costs reasonably incurred by the Company or Enforcing Member as a direct result of the Event of Default;

11.2.5 Set off and to apply any fees, including without limitation development fee and deferred development fee, payable in connection with the Project to the Defaulting Member or its Related Party to repay the Company or Enforcing Member, as applicable, for the amount of actual monetary costs reasonably incurred by the Company or Enforcing Member as a direct result of the Event of Default; and/or

11.2.6 The Enforcing Member may automatically trigger a cross default with the contractual agreements between the Owner and Related Party of the Defaulting Member.

In the event the Enforcing Member exercises and satisfies any Event of Default pursuant to the Remedies in Sections 11.2.3 to 11.2.5 listed above, the Defaulting Member shall no longer be deemed to be in default hereunder. Until such remedy has fully satisfied the Event of Default, the Defaulting Member shall have no consent rights hereunder, including, without limitation, for any Major Actions.

Section 11.3 Special Remedies on Default by the Managing Member. In the event the Managing Member commits an act described in Section 11.1.2 that has a material adverse effect on the Company and is not cured within fifteen (15) days after written notice thereof from the Operating Member or an act described in Section 11.1.3, the Operating Member may, in its sole discretion remove the Managing Member from having any role in the management or operation of the Company (including, without limitation, its role as managing member of the Company) and designate itself or its designee as the managing member of the Company in which event it will have full and complete authority to manage and operate the Company subject to the provisions of hereof. If the Operating Member exercises such right, the Managing Member shall automatically, without need for the execution and delivery of any instrument other than notice by the Operating Member to the Managing Member that it has exercised such right, cease to have any role in the management or operation of the Company.

ARTICLE XII

ARBITRATION

Section 12.1 General. In the event any dispute arises between any Members to this Agreement with respect to this Agreement or the Company, then upon written request of one Member served on the other Member, the matter shall be submitted promptly for arbitration with JAMS or the McCammon Group in accordance with their rules then pertaining unless the parties mutually agree otherwise. The Members shall cooperate in good faith to agree upon an arbitrator or arbitrators and shall proceed in accordance with any rules or requests of the arbitrator(s). If the Members are unable to agree on an arbitrator within seven (7) days after being provided with bios of the arbitrators, then the arbitrator shall be chosen by the selected arbitration tribunal. The arbitration shall be held in the Commonwealth of Virginia, unless the parties otherwise agree. The cost of such arbitration shall be split equally among the Members. If a Member does not agree to go to arbitration, as the case may be, then that party shall be liable for the other party’s reasonable legal fees in any subsequent litigation regarding that same matter in which the party who refused to go to arbitration loses in that subsequent litigation. The award rendered by the arbitrator shall be final and binding, and judgment may be entered upon the award in accordance with applicable law in any United States court of competent jurisdiction.

Because of the unique relationship of the Members and the unique value of the Members’ interests in the Company, this provision for arbitration shall not prevent any party from applying for and obtaining injunctive relief from a competent court in the United States of America where, in the absence thereof, the rights of such party cannot be adequately protected by mediation or an arbitrator’s award.

The parties agree and acknowledge that, in addition to any other remedies specifically set forth herein, in the event of a breach of any provision of this Agreement by a Member, the Company and the Enforcing Member shall be entitled to receive from the Defaulting Member any and all damages suffered by them as a result of such breach, together with all expenses incurred in connection with the enforcement of this Agreement and the collection of such damages, including reasonable attorneys’ fees and all costs and expenses in enforcing this Agreement. The obligations of the Members hereunder shall survive the withdrawal of any Member and the dissolution or termination of the Company.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices.

13.1.1 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement (collectively, “notices”) shall be deemed adequately given if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

13.1.2 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt and in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day that is not a Business Day or is required to be delivered on or before a specific day that is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.1.3 All such notices shall be addressed:

If to the Operating Member, to:	COMSTOCK REDLAND ROAD III, L.C. 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attention: Christopher Clemente, CEO

with a copy to:	COMSTOCK REDLAND ROAD III, L.C. 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attention: Jubal Thompson

If to the Managing Member, to:	SCG Development Partners, LLC 8245 Boone Blvd, Suite 640 Vienna, VA 22182 Attention: Stephen P. Wilson

with a copy to:	Klein Hornig LLP 1325 G St NW, Suite 770 Washington, DC 20005 Attention: Erik Hoffman

13.1.4 By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America or to add one or two more parties to whom a copy of a notice must be given.

Section 13.2 Amendments. Except as otherwise provided herein, this Agreement may be amended only with the written approval of all Members.

Section 13.3 Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the [State of Maryland], without regard to the principles of conflicts of law. Venue shall be proper in the [Circuit Court of Montgomery County, Maryland, or the U.S. District Court for Montgomery County]. To the extent not prohibited by applicable law that cannot be waived, each party hereby waives its right to trial by jury in connection with any dispute between any of the parties to this Agreement arising out of this Agreement or the rights or obligations of the parties hereunder. The table of contents and titles of the Articles and Sections in this Agreement are for convenience only and shall not be considered in construing this Agreement. Pronouns used herein shall be construed to refer to the masculine, feminine, neuter, singular and plural as the identity of the individual or entity referred to may require. This Agreement, together with the documents and agreements being executed on the date hereof, constitutes the entire agreement among the Members and supersedes any prior written or oral agreements with respect to the subject matter of this Agreement except as otherwise set forth herein. No provision of this Agreement (including, without limitation, any obligation of any Member to make Capital Contributions) shall be interpreted as bestowing any rights whatsoever upon any third party. A cross-reference to another section shall be deemed to be to such section of this Agreement, unless explicitly stated otherwise.

Section 13.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. PDF, TIFF, facsimile, or other electronic images of signatures will be deemed originals for all purposes.

Section 13.5 No Partition. No Member, nor any Legal Successor of a Member, shall have the right to partition the Company or the Project or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Company or the Project or any part thereof or interest therein. Each Member, for such Member and such Member’s Legal Successor, hereby waives any such rights. The Members intend that, during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and by the Act.

Section 13.6 Attorneys’ Fees. If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise the non-prevailing party shall be responsible for all reasonable costs and expenses in connection therewith, including without limitation, reasonable attorneys’ fees and expert witness fees. In this Section 13.6, non-prevailing party shall not be meant to refer to a Member who initiates or accepts a settlement offer with regards to such legal proceeding.

Section 13.7 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all other provisions shall be deemed valid and enforceable to the greatest possible extent.

Section 13.8 Binding on Successors. Subject to the provisions of ARTICLE VIII, the rights and obligations of the Members under this Agreement shall inure to the benefit of and bind their respective heirs, successors and assigns.

Section 13.9 Confidentiality. Both parties hereto agree to maintain the confidentiality of the financial terms and conditions of this Agreement and to maintain the confidentiality of (a) any financial information provided by one party to the other, and (b) all information contained in any plans, specifications, manuals, forms, contracts, books, records, computer discs and similar materials containing information, invoices and other documents received or maintained by the Company pursuant to this Agreement, other than information that is available from public sources. Either party may, however, disclose any of such information to its agents, directors, officers, employees, advisors, attorneys, affiliates or representatives who require such information for the purpose of performing or assisting in the performance of its obligations or services hereunder, and to investors or lenders or proposed investors or lenders, provided that in all such cases such parties shall be informed of the confidential nature of such information. Either party hereto may also disclose any such information (x) to the extent required by law, regulation (including SEC regulations) or court order provided that such party shall have first, to the extent reasonably practicable, advised the other of the requirement to disclose such information and shall have afforded the other an opportunity to dispute such requirement and seek relief therefrom by legal process, (y) in connection with any suit, action, arbitration or other proceedings between the parties hereto or their respective Related Parties, or (z) to the extent required in connection with the preparation or filing of any Tax Returns or other filings required by any applicable law.

Any press releases or other public announcements concerning the Company or the arrangement between the Members shall be mutually approved by both the Operating Member and the Managing Member in their reasonable discretion.

Section 13.10 Additional Representations, Warranties, Covenants and Agreements of Each Member. As an inducement to each Member to enter into this Agreement, in addition to the representations, warranties, covenants and agreements contained in this Agreement, the parties make the additional representations, warranties, covenants and agreements contained in Schedule 12.10 attached hereto and made a part hereof.

Section 13.11 Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any brokers, consultants or other third parties in the negotiation of this Agreement and the transactions contemplated herein. Each Member shall indemnify, defend and hold the other harmless from and against any liability, claim, damage, cost or expense (including, without limitation, reasonable attorneys’ and expert witness fees) arising out of or in connection with any breach by such Member of its representations and warranties under this Section 13.11.

Section 13.12 Exhibits and Schedules. Each of the Exhibits and Schedules attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes.

Section 13.13 Scope of Representations. EACH OF THE MEMBERS HEREBY ACKNOWLEDGES AND AGREES THAT, IN CONNECTION WITH THE DRAFTING, PREPARATION AND NEGOTIATION OF THIS AGREEMENT, THE FORMATION OF THE COMPANY AND ANY OTHER MATTERS RELATED THERETO, (I) KLEIN HORNIG LLP HAS ONLY REPRESENTED THE INTERESTS OF THE MANAGING MEMBER AND NOT THE INTERESTS OF THE OPERATING MEMBER OR THE COMPANY. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR ANY OF THE PARTIES HERETO MAY ALSO PERFORM SERVICES FOR THE COMPANY. TO THE EXTENT THE FOREGOING REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, EACH OF THE MEMBERS HEREBY EXPRESSLY WAIVES ANY SUCH CONFLICT OF INTEREST. THE MEMBERS FURTHER ACKNOWLEDGE THAT THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY OR ANY MEMBER SHALL NOT BE DEEMED BY VIRTUE OF SUCH REPRESENTATION TO HAVE ALSO REPRESENTED ANY OTHER MEMBER IN CONNECTION WITH ANY SUCH MATTERS.

ARTICLE XIV

OPERATING MEMBER BUY-OUT

Section 14.1 Managing Member will have the option to purchase all of the Interest of the Operating Member for $1.00 upon the occurrence of the following events:

14.1.1 the closing/conversion of the Project’s permanent financing,

14.1.2 the release of the Operating Member from all obligations under this Agreement,

14.1.3 the release of the Operating Member and its Related Party from all Guaranty Obligations (including by any assumption thereof by the Managing Member or its affiliates), and

14.1.4 satisfaction by the Company of the obligations owed to the Operating Member under this Agreement, subject to Section 14.2 below.

The option may be exercised by the Managing Member by providing written notice thereof to the Operating Member, which notice will include the proposed closing date of the transfer of such Interest.

Section 14.2 If Managing Member exercises the option to purchase all of the Interest of the Operating Member as provided herein at the time that Montgomery County, Maryland or Department of Housing and Urban Development issues its final endorsement to the Property, Managing Member may exercise the option, but shall provide a Promissory Note for any remaining distributions or amounts owed to Operating Member under this Agreement.

[This space is intentionally left blank]

IN WITNESS WHEREOF, each of the Members has executed this Agreement as of the date first written above.

OPERATING MEMBER:

COMSTOCK REDLAND ROAD III, L.C.

By:	COMSTOCK HOLDING COMPANIES, INC., Manager

By:
Christopher Clemente, Chief Executive Officer

[SIGNATURES CONTINUED]

MANAGING MEMBER:

SCG Development Partners, LLC
a Delaware limited liability company
its managing member

By:	SCG Development Manager, LLC
a Delaware limited liability company
its managing member

By:	SCG Capital Corp.
a Delaware corporation its sole member

By:
Name:	Stephen P. Wilson
Title:	President – Virginia Office

EXHIBIT A

NAME, ADDRESS AND PROPORTIONATE SHARE OF MEMBERS

Members	Address	Proportionate Share	Initial Cash Capital Contribution
SCG Development Partners, LLC	8245 Boone Blvd Suite 640 Vienna, VA 22182	75%	$1,000,000
Comstock Redland Road III, L.C.	1886 Metro Center Drive 4th Floor Reston, Virginia 20190	25%	$1,000,000

EXHIBIT B

LEGAL DESCRIPTION OF PROPERTY

B-1

EXHIBIT C

FORM OF CAPITAL CALL NOTICE

$

Re:	Funding of Capital to MOMENTUM GENERAL PARTNERS LLC

Gentlemen:

Reference is hereby made to the Limited Liability Company Agreement of MOMENTUM GENERAL PARTNERS LLC, dated as of             , 2016 (the “Operating Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Operating Agreement.

Pursuant to 0 of the Operating Agreement, you are advised, as the                      Member of the Company, that the                      Member has determined that Capital is required to                      in the aggregate amount of $            .

Each Member is hereby requested to contribute, in the form of cash or cash equivalents, funds in the amount of its Proportionate Share (as set forth below) of such required Capital within [insert appropriate time period which shall not be less than as set forth in Article III] of the date of this notice.

	Contributions	Proportionate Share
Managing Member	$	75%
Operating Member	$	25%
TOTAL		100%

[MEMBER]

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF NOTE

NOTE

$

            , 20

FOR VALUE RECEIVED, MOMENTUM APARTMENTS, LLC, a Maryland limited liability company (the “Company”) promises to pay the order of COMSTOCK REDLAND ROAD III, L.C., a Virginia limited liability company (the “Developer”), the principal sum of                      AND     /100 DOLLARS ($            ), on or before                          (the “Maturity Date”) in accordance with that certain Development Services Agreement by and between the Company and the Developer, dated                      (the “Development Agreement”).

This Development Fee Note evidences the obligation of the Company to pay the Developer its prorata share of the outstanding portion of the Upfront Development Fee (the “Remaining Upfront Development Fee”) pursuant to the Development Agreement. The Remaining Upfront Development Fee is payable out of the Company’s Net Capital Proceeds received up to and including the date of Project Stabilization, as such terms are defined in the Amended and Restated Operating Agreement of the Company dated as of October 24, 2016.

The outstanding principal balance of this Development Fee Note shall unconditionally be due and payable within six (6) months of receipt of the Final Endorsement of the Project by Maryland DCHD, but no later than December 31, 2019.

Demand for payment shall be presumed to have been issued and the entire unpaid principal sum of this Development Fee Note, together with accrued interest thereon, if any, shall become immediately due in the event of the occurrence of any one or more of the following: default in the payment of any installment due hereunder continuing for a period in excess of ten (10) days after written notice from the Developer to the Company; the filing by the Company of a voluntary petition in bankruptcy; or the failure by the Company within thirty (30) days thereof to lift any filing against the Company of any involuntary petition, execution, or attachment; or the adjudication of the Company as bankrupt; or any assignment by the Company of all or substantially all of its assets for the benefit of its creditors; or the invalidity or illegality of any portion of this Note by reason of any act or omission by the Company.

This Development Fee Note shall not be assigned, hypothecated, pledged, sold, or otherwise transferred without the prior written consent of the Company, and any such other transfer without the Company’s consent shall be null and void.

D-1

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Development Agreement.

This Development Fee Note shall be governed by and construed in accordance with the internal laws of the State of Maryland.

IN WITNESS WHEREOF, the Company has executed this Development Fee Note as of the date written above.

MOMENTUM APARTMENTS, LLC, a Maryland limited liability company

By:	Momentum General Partners, LLC a Maryland limited liability company, its managing member

By:	SCG Development Partners, LLC, a Delaware limited liability company, its managing member

	By:	SCG Development Manager, LLC, a Delaware limited liability company, its managing member

		By:	SCG Capital Corp., a Delaware corporation, its sole member

By:
		Name:	Stephen P. Wilson
		Title:	President – Virginia Office

D-2

EXHIBIT E

DEVELOPMENT BUDGET

E-1

EXHIBIT F

MAJOR ACTIONS

1. Cause the Company to expend the greater of Twenty-Five Thousand Dollars ($25,000) or five percent (5%) or more in excess of the amount budgeted for any expenditure for the Company or the Project in the Development Budget or Annual Business Plan.

2. Any changes to the aggregate amount of the Development Budget or any other changes or decisions which will materially increase the aggregate cost of developing the Project.

3. Confess a judgment against the Company or initiate, or take any action for foreclosure, bankruptcy or any other insolvency proceedings. For the purposes hereof, a plea of nolo contendere by the Managing Member shall be the equivalent of a guilty plea.

4. Take any action in contravention of the Annual Business Plan.

5. Institute any legal action involving a claim in excess of Twenty-Five Thousand Dollars ($25,000); settle any legal action that involves an uninsured expense in excess of Twenty-Five Thousand Dollars ($25,000) or confirm a judgment against the Company in excess of Twenty-Five Thousand Dollars ($25,000).

6. Cause the Company to borrow money, refinance, extend, compromise or otherwise deal with any Loans (including securing such Loans) of the Company.

7. Approve any Development Budget and Annual Business Plan (and any modifications or deviations thereof). Except as otherwise provided in this Agreement, the entry into by the Company of any contract with, or the making of any payment to, any Member, or any Related Party of a Member, or with respect to any such contract, making any amendment, modification or rescission thereof; or consenting to the assignment of any rights or delegation of any duties by any party thereto.

8. Cause a merger, conversion, reorganization or similar transaction with respect to the Company.

9. Approve the terms of any Member Loan, except as otherwise provided in this Agreement.

10. Except as permitted in accordance with the terms of the Agreement, admit or remove any party as a Member or the Managing Member of the Company.

11. Dissolve, liquidate or otherwise terminate the Company.

12. Amend this Agreement or knowingly take or permit any action to occur that would materially adversely affect or otherwise alter the structure of the Company.

13. Require an Additional Capital Contribution under 3.2.

14. Any decisions related to or affecting or increasing the Guaranty Obligations or obligation to reimburse the Managing Member for payment thereof.

15. Selection and approval of general contractors, owner’s representatives, property managers, engineers and the architects for the Project.

16. Amend the Operating Agreement of Owner or admit a new member to the Owner.

17. Amend the Development Services Agreement between the Company and Momentum Apartments, LLC.

F-1

EXHIBIT G

BUDGET/REPORTS

G-1

SCHEDULE 12.10

1.	Representations and Warranties of the Managing Member.

1.1 Authority; Good Standing. The Managing Member is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority and legal right to be a member of the Company and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

1.2 Consent of Third Parties. No consent of any third party is required as a condition to the entering into of this Agreement by the Managing Member other than such consent as has been previously obtained.

1.3 Authority; Enforceability. The execution and delivery of this Agreement has been duly authorized by the Managing Member and this Agreement constitutes the valid and binding obligation and agreement of the Managing Member, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principles of equity).

1.4 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Managing Member pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Managing Member or any Related Party may be party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

1.5 No Judgments. There are no judgments presently outstanding and unsatisfied against SCG or any of its assets and neither SCG nor any of its assets is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on SCG, the Company, the Property or the Project, and no such material judgment, litigation or proceeding is, to the best of the Managing Member’s knowledge, threatened against SCG or any of its assets, and to the best of the Managing Member’s knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

1.6 Litigation. To the actual knowledge of the Managing Member, there is no material action, suit or proceeding pending or threatened against or affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby.

2.	Representations and Warranties of the Operating Member.

2.1 Authority; Good Standing. COMSTOCK is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia with full power and authority and legal right to be a Member of the Company and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

2.2 Consent of Third Parties. No consent of any third party is required as a condition to the entering into of this Agreement other than such consent as has been previously obtained.

2.3 Authority; Enforceability. The execution and delivery of this Agreement has been duly authorized by COMSTOCK and this Agreement constitutes the valid and binding obligation and agreement of COMSTOCK, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principles of equity).

2.4 Absence of Conflicts. To our knowledge, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the property or assets of COMSTOCK pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which COMSTOCK or any Related Party may be party or by which it or they or any of its or their properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

2.5 No Judgments. To our knowledge, there are no judgments presently outstanding and unsatisfied against the COMSTOCK or any of its assets and neither COMSTOCK nor any of its assets is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on COMSTOCK, the Company or the Property and no material judgment, litigation or proceeding over $50,000, except as otherwise provided in Exhibit [    ] hereto and attached herein, is, to the best of COMSTOCK’s knowledge, threatened against COMSTOCK or any of its assets, and to the best of the COMSTOCK’s knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

3.	Indemnification Obligations.

3.1 Indemnification by the Managing Member. The Managing Member shall indemnify, defend, and hold harmless COMSTOCK and its members, managers, authorized signatories, officers, directors, employees, Related Parties, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any and all out of pocket costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and other reasonable out of pocket expenses, including court costs and reasonable attorneys’ and expert witness fees, arising out of a third-party claim (collectively, “Loss”) relating to, arising out of or resulting from any breach by the Managing Member of any of its fiduciary duty, representations, warranties, covenants or agreements in this Agreement.

3.2 Indemnification by COMSTOCK. COMSTOCK shall indemnify, defend and hold harmless the Managing Member and its members, managers, authorized signatories, officers, directors, employees, agents, representatives, Related Parties, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any breach by COMSTOCK of any of its representations, warranties, covenants or agreements in this Agreement.

3.3 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections Section 3.1 and 0, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall reasonably promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning, the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

3.4 Limitation on Damages. Notwithstanding anything to the contrary contained this Agreement, including, without limitation, this Schedule 12.10, neither party to this Agreement shall be liable for lost profits, or consequential, special or punitive damages.